Exhibit 99.1

Genworth Financial Announces First Quarter 2014 Results

Net Income Improves 79 Percent From Prior Year

Sequentially Higher Mortality In U.S. Life Insurance Division

Strong Loss Performance In Global Mortgage Insurance Division

Richmond, VA (April 29, 2014)—Genworth Financial, Inc. (NYSE: GNW) today reported results for the first quarter of 2014. The company reported net income1 of $184 million, or $0.37 per diluted share, compared with net income of $103 million, or $0.21 per diluted share, in the first quarter of 2013. Net operating income2 for the first quarter of 2014 was $194 million, or $0.39 per diluted share, compared with net operating income of $151 million, or $0.30 per diluted share, in the first quarter of 2013.

“Genworth’s first quarter 2014 results reflect continued progress in our turnaround strategy,” said Tom McInerney, President and CEO. “Our mortgage insurance businesses benefitted from improved loss ratios, and long term care premium increases continued to positively impact earnings in our U.S. Life Insurance Division.”

Consolidated Net Income & Net Operating Income
	Three months ended March 31 (Unaudited)
	2014		2013
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income	$184	$0.37	$103	$0.21	79%
Net operating income	$194	$0.39	$151	$0.30	28%
Weighted average diluted shares	502.7		496.8
Book value per share	$31.27		$32.90
Book value per share, excluding accumulated other comprehensive income (loss)	$24.25		$23.11

Net investment losses, net of tax and other adjustments, were $10 million in the quarter, compared to $28 million in the prior year. Total investment impairments, net of tax, were $1 million in the current quarter and $7 million in the prior year.

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Net operating income results are summarized in the table below:

Net Operating Income (Loss)
(Amounts in millions)	Q1 14	Q4 13	Q1 13
U.S. Life Insurance Division:
U.S. Life Insurance	$94	$119	$85

Total U.S. Life Insurance Division	94	119	85

Global Mortgage Insurance Division:
International Mortgage Insurance	99	101	81
U.S. Mortgage Insurance (U.S. MI)	33	6	21

Total Global Mortgage Insurance Division	132	107	102

Corporate and Other Division:
International Protection	7	13	6
Runoff	12	19	16
Corporate and Other	(51)	(65)	(58)

Total Corporate and Other Division	(32)	(33)	(36)

Total Net Operating Income	$194	$193	$151

Net operating income excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, restructuring charges, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and other adjustments, net of taxes. A reconciliation of net operating income of segments and Corporate and Other activities to net income is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the first quarter of 2014 was an unfavorable impact of $5 million versus the prior quarter and an unfavorable impact of $16 million versus the prior year.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $94 million, compared with $119 million in the prior quarter and $85 million a year ago.

U.S. Life Insurance Division
Net Operating Income
(Amounts in millions)	Q1 14	Q4 13	Q1 13
U.S. Life Insurance
Life Insurance	$21	$56	$36
Long Term Care Insurance	46	42	20
Fixed Annuities	27	21	29

Total U.S. Life Insurance	94	119	85

Total U.S. Life Insurance	$94	$119	$85

Sales
(Amounts in millions)	Q1 14	Q4 13	Q1 13
U.S. Life Insurance
Life Insurance
Term Life	$13	$9	$4
Term Universal Life	—	—	1
Universal Life	6	5	9
Linked Benefits	2	3	2
Long Term Care Insurance
Individual	21	24	35
Group	1	2	5
Fixed Annuities	520	730	107

Account Value
(Amounts in millions)	Q1 14	Q4 13	Q1 13
Fixed Annuities	$19,037	$18,737	$18,301

U.S. Life Insurance Division

Key Points

•	U.S. Life Insurance Division net operating income was $94 million, compared with $119 million in the prior quarter and $85 million a year ago.

•	Compared to the prior quarter, sales of life insurance products were higher, lower in individual long term care insurance (LTC) and lower in fixed annuities.

•	The consolidated risk-based capital (RBC) ratio is estimated to be approximately 480 percent[3], compared to 487 percent at the end of the fourth quarter of 2013.

[3]	Company estimate for the first quarter of 2014, due to timing of the filing of statutory statements.

•	As of March 31, 2014, the number of states approved as part of the 2012 in force premium rate increases remained at 41. The company expects to achieve $250 to $300 million of premium increases when fully implemented.

•	In September 2013, the company announced that it began filing for LTC premium rate increases on certain Privileged Choice® and Classic Select® policies sold between 2003 and 2012. As of March 31, 2014, 11 states have approved these rate increases.

Life Insurance

Life insurance net operating income was $21 million, compared with $56 million in the prior quarter and $36 million in the prior year. Results in the current quarter reflected unfavorable mortality experience from higher frequency of claims in both term and universal life insurance versus the prior quarter and from both higher frequency in term life insurance and higher severity of claims in universal life insurance versus the prior year. Higher mortality drove an increase in claims paid and a reduction in product fees partially offset by reduced amortization. Results in the prior quarter included $14 million of favorable items.

Sales increased versus the prior quarter and prior year from increased sales of term life insurance. The company is transitioning to a broader set of competitive product offerings and sales are expected to increase in 2014 from current levels.

Long Term Care Insurance

Long term care insurance net operating income was $46 million, compared with $42 million in the prior quarter and $20 million in the prior year. Results benefitted from premium increases and reduced benefits of $10 million versus the prior quarter and $40 million versus the prior year related to the premium increases approved and implemented to date. Current quarter results included a $5 million favorable correction to investment amortization for preferred stock that was more than offset by lower variable investment income versus the prior quarter. Results versus the prior year included less favorable claim terminations related to mortality and higher reserves related to certain policies with survivorship benefits. The reported loss ratio for the current quarter was approximately 63 percent, five points lower than the prior quarter and three points lower than the prior year.

Individual LTC sales of $21 million were $3 million lower than the prior quarter. The company is continuing to invest in distribution and marketing to increase LTC sales over time and expects to begin seeing some impact from these actions during the second half of the year. In the fourth quarter of 2013, the company announced that it has started to file for regulatory approval of its Privileged Choice Flex 3.0 product and expects to launch this product in July 2014.

Fixed Annuities

Fixed annuities net operating income was $27 million, compared with $21 million in the prior quarter and $29 million in the prior year. Results in the quarter included improved mortality versus the prior quarter, but unfavorable mortality versus the prior year. Sales in the quarter totaled $520 million, down sequentially and consistent with interest rate declines during the current quarter.

U.S. Life Companies Capital

The consolidated RBC ratio is estimated to be approximately 480 percent3, compared to 487 percent at the end of the fourth quarter of 2013 and the consolidated U.S. life insurance companies unassigned surplus is estimated to be approximately $440 million3, in line with the end of the fourth quarter of 2013 as positive statutory income was offset by an unfavorable tax reserve correction and lower reinsurance credit.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $132 million, compared with $107 million in the prior quarter and $102 million a year ago.

Global Mortgage Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q1 14	Q4 13	Q1 13
International Mortgage Insurance
Canada	$41	$44	$42
Australia	62	66	46
Other Countries	(4)	(9)	(7)

Total International Mortgage Insurance	99	101	81
U.S. Mortgage Insurance	33	6	21

Total Global Mortgage Insurance	$132	$107	$102

Sales
(Amounts in billions)	Q1 14	Q4 13	Q1 13
International Mortgage Insurance
Flow
Canada	$2.9	$5.0	$3.3
Australia	7.8	9.0	7.9
Other Countries	0.4	0.5	0.4
Bulk
Canada	2.9	2.4	2.4
Australia	—	—	—
Other Countries	—	0.6	—
U.S. Mortgage Insurance
Primary Flow	3.9	4.9	4.7
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Key Points

•	Reported International Mortgage Insurance segment net operating income was $99 million, compared with $101 million in the prior quarter and $81 million a year ago. Foreign exchange had an unfavorable impact of $5 million versus the prior quarter and an unfavorable impact of $16 million versus the prior year. The loss ratio in Canada was 20 percent and the loss ratio in Australia was 17 percent for the quarter.

•	In Canada, flow new insurance written (NIW) was down 40 percent[4] sequentially and down three percent[4] year over year. In addition, in the current quarter, the company completed $2.9 billion of bulk transactions, consisting of low loan-to-value prime loans. In Australia, flow NIW was down nine percent[4] sequentially and up 15 percent[4] year over year.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

•	Dividends of $31 million were paid to the holding company in the first quarter of 2014.

•	On April 23, 2014, the Australian mortgage insurance business filed a prospectus related to its IPO with the Australian Securities and Investments Commission.[5]

Canada Mortgage Insurance

Canada reported net operating income of $41 million versus $44 million in the prior quarter and $42 million in the prior year. The loss ratio in the quarter was 20 percent, down two points from the prior quarter and down 11 points from the prior year reflecting the strong credit quality of recent books and the overall stable economic environment. Earnings were impacted by unfavorable foreign exchange versus the prior quarter and versus the prior year. Flow NIW was down 40 percent4 sequentially from normal seasonal variation and the severe winter season and down three percent4 year over year reflecting the severe winter season. In addition, the company completed several bulk transactions in the quarter, consisting of low loan-to-value prime loans, of approximately $2.9 billion reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a minimum capital test (MCT) ratio of 229 percent3, in excess of the targeted level. GAAP book value was $2.9 billion, of which $1.6 billion represented Genworth’s 57.4 percent ownership interest, in line with the prior quarter.

Australia Mortgage Insurance

Australia reported net operating income of $62 million versus $66 million in the prior quarter and $46 million in the prior year. The loss ratio in the quarter was 17 percent, down four points sequentially and down 30 points from the prior year primarily from favorable aging of late stage delinquencies compared to both the prior quarter and prior year. New delinquencies were up 13 percent from the prior quarter and cures were down five percent from the prior quarter reflecting normal seasonal variation. Results compared to the prior quarter included less favorable taxes and unfavorable foreign exchange partially offset by lower expenses. Results

[4]	Percent change excludes the impact of foreign exchange.
[5]	This document is not intended for circulation or distribution in Australia and does not constitute a prospectus or an offer to sell, or a solicitation of an offer to buy, any shares in Australia, the United States or any other jurisdiction. A prospectus has been filed with the Australian Securities and Investments Commission. The shares referred to in this document will not be and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

compared to the prior year included unfavorable foreign exchange of $12 million partially offset by higher revenue from the aging of the in force block. Flow NIW was down nine percent4 sequentially from normal seasonal variation and up 15 percent4 year over year from a larger origination market. At quarter end, the Australia mortgage insurance business had a prescribed capital amount (PCA) ratio of 147 percent3, slightly in excess of the targeted range. The GAAP book value was $2.1 billion as of the end of the quarter, up $0.2 billion from the prior quarter primarily from changes in foreign exchange.

The company previously announced a plan to pursue a sale of up to 40 percent of its Australian mortgage insurance business, which is a strategic priority for 20145. Executing the planned sale through an IPO remains a key priority in reducing its exposure to mortgage insurance risk, rebalancing capital among its three main mortgage insurance platforms and generating capital. As previously announced, on April 8, 2014, institutional investor education activities were commenced in Australia ahead of a possible IPO, and on April 23, 2014, the Australian mortgage insurance business filed a prospectus related to the IPO with the Australian Securities and Investments Commission. The company is seeking to complete the IPO during the first half of 2014, but its execution is subject to market conditions and valuation considerations, including business performance.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $4 million, compared to net operating losses of $9 million in the prior quarter and $7 million in the prior year as the business had improved loss performance in the current quarter.

U.S. Mortgage Insurance Segment

Key Points

•	U.S. MI net operating income was $33 million, compared with $6 million in the prior quarter and $21 million in the prior year. Results in the current quarter included $6 million of unfavorable tax adjustments. The loss ratio in the quarter was 46 percent.

•	Flow NIW decreased 20 percent from the prior quarter and decreased 17 percent from the prior year to $3.9 billion.

•	The risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GMICO) is estimated at 18.4:1[3] and the combined risk-to-capital ratio is estimated at 18.7:1[3] as of March 31, 2014.

Total flow delinquencies decreased 11 percent sequentially and decreased 27 percent versus the prior year. New flow delinquencies decreased approximately eight percent from the prior quarter and decreased approximately 18 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $30,300, up slightly from the prior quarter.

Total losses were down $45 million compared to the prior quarter from the net effect of lower new delinquency development and favorable changes in aging of existing delinquencies, partially offset by a modest strengthening of loss reserves. The increase in loss reserves of approximately $11 million after-tax reflects the expectation of increased severity of claims primarily in late stage delinquencies, partially offset by lower claim rates for early stage delinquencies. Loss mitigation savings were $114 million in the quarter, down $10 million from the prior quarter.

Flow NIW of $3.9 billion decreased 20 percent from the prior quarter reflecting normal seasonal variation in the purchase market, the impact of the severe winter season and a smaller refinance origination market and decreased 17 percent versus the prior year primarily from a smaller refinance origination market. Overall private mortgage insurance market penetration was flat compared with the prior quarter and up approximately five points year over year. The company’s estimate of market share at the end of the quarter is approximately 13 percent. Flow persistency was 85 percent.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 18.7:13 at the end of the first quarter with the risk-to-capital ratio for GMICO estimated at 18.4:13. GMICO is in compliance with the maximum state regulatory limit of 25.0:1 and, as a result, GMICO is authorized and currently writes new business in all states.

In December 2013, Genworth Holdings, Inc. completed a $400 million senior notes offering and the company subsequently made capital contributions of $300 million to Genworth Mortgage Holdings, LLC and $100 million to GMICO in anticipation of the higher capital requirements expected to be required by the government-sponsored enterprises (GSEs) as a part of the anticipated revisions to their eligibility standards for qualifying mortgage insurers. The $300 million remains at Genworth Mortgage Holdings, LLC, and if contributed to GMICO as of March 31, 2014, would have resulted in a favorable impact to GMICO’s risk-to-capital ratio of approximately four points under the current risk-to-capital framework.

Corporate and Other Division

Corporate and Other Division net operating loss was $32 million, compared with $33 million in the prior quarter and $36 million in the prior year.

Corporate and Other Division
Net Operating Income (Loss)
(Amounts in millions)	Q1 14	Q4 13	Q1 13
International Protection	$7	$13	$6
Runoff	12	19	16
Corporate and Other	(51)	(65)	(58)

Total Corporate and Other	$(32)	$(33)	$(36)

Account Value
(Amounts in millions)	Q1 14	Q4 13	Q1 13
Variable Annuities	$7,901	$8,020	$8,177
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	891	896	1,970

International Protection Segment

International Protection reported net operating income of $7 million, compared with $13 million in the prior quarter and $6 million in the prior year. Results in the prior quarter reflected $10 million of favorable adjustments, including $8 million of favorable taxes. Results in the current quarter included $4 million of favorable tax adjustments. The business continues to be impacted by the slow consumer lending environment in Europe, and high unemployment in Southern Europe continues to keep losses elevated. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 362 percent3, well in excess of regulatory requirements.

Runoff Segment

The Runoff segment’s net operating income was $12 million, compared with $19 million in the prior quarter and $16 million in the prior year. Results in the current quarter reflected lower equity market growth versus the prior quarter and prior year primarily impacting the variable annuity business.

Corporate and Other

Corporate and Other’s net operating loss was $51 million, compared with $65 million in the prior quarter and $58 million in the prior year. Results in the quarter reflected $17 million of favorable tax adjustments, primarily from the release of a valuation allowance and state and federal true-ups related to the prior year tax return.

Investment Portfolio Performance

Net investment income decreased to $805 million, compared to $835 million in the prior quarter primarily from less favorable limited partnership performance and an unfavorable impact from prepayment speeds on structured securities partially offset by a favorable correction to preferred stock amortization. The reported yield for the current quarter was approximately 4.6 percent. The core yield2 was down from the prior quarter at approximately 4.4 percent.

Net income in the quarter included $10 million of net investment losses, net of tax, DAC amortization and other items. Total investment impairments, net of tax, were $1 million in the current quarter and $7 million in the prior year.

Net unrealized investment gains were $1.6 billion, net of tax and other items, as of March 31, 2014 compared with $0.9 billion as of December 31, 2013 and $2.4 billion as of March 31, 2013. The fixed maturity securities portfolio had gross unrealized investment gains of $4.3 billion compared with $6.2 billion as of March 31, 2013 and gross unrealized investment losses of $0.6 billion compared with $0.5 billion as of March 31, 2013.

Holding Company

Genworth’s holding company6 ended the quarter with approximately $1.3 billion7 of cash and liquid assets, down approximately $100 million compared to the prior quarter, from $57 million of debt interest payments and $75 million of net other expenses, partially offset by $31 million of dividends received from the operating companies. The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million. After deducting for the net proceeds from the sale of the wealth management business and cash on hand at Genworth Holdings, Inc. that will be used to address the remaining $485 million 2014 debt at maturity or before, cash and highly liquid securities were approximately $780 million at the end of the quarter.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement—including life insurance, long term care insurance, and financial protection coverages—and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth operates through three divisions: U.S. Life Insurance, which includes life insurance, long term care insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other division, which includes the International Protection and Runoff segments. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth, headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the first quarter 2014 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on April 30, 2014. Investors are encouraged to review these materials.

[6]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public company debt) which is a subsidiary of Genworth Financial, Inc.
[7]	Comprises cash and cash equivalents of $1,118 million and U.S. government bonds of $150 million.

Genworth will conduct a conference call on April 30, 2014 at 8:00 a.m. (ET) to discuss the quarter’s results and provide a progress update on the company’s strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 8233528. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through May 14, 2014 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 8233528. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “operating earnings per share.” Operating earnings per share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and infrequent or unusual non-operating items. Insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments and gains (losses) on the sale of businesses, the early extinguishment of debt and insurance block transactions are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth’s common stockholders for the three months ended March 31, 2014 and 2013, as well as for the three months ended December 31, 2013.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance products; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance;

and (6) net premiums written for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums/deposits, premium equivalents, new premiums/deposits, new insurance written, and net written premiums to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. Estimated savings related to claims mitigation activities represent amounts deducted or “curtailed” from claims due to acts or omissions by the insured or the servicer with respect to the servicing of an insured loan that is not in compliance with obligations under the company’s master policy. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. Loans subject to the company’s loss mitigation actions, the results of which have been included in the company’s reported estimated loss mitigation savings, are subject to re-default and may result in a potential claim in future periods, as well as potential future loss mitigation savings depending on the resolution of the re-defaulted loan. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the long-term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. For the mortgage and lifestyle protection insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in the explanation of certain specific variances of operating performance and investment results.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; the valuation of fixed maturity, equity and trading securities; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; availability, affordability and adequacy of reinsurance; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk-based capital and other regulatory requirements; insufficiency of reserves and required increases to reserve liabilities; legal and regulatory constraints on dividend distributions by the company’s subsidiaries; competition, including from government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems and confidential information contained therein; the occurrence of natural or man-made disasters or a pandemic; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act; ineffective or inadequate risk management program; changes in accounting and reporting standards; goodwill impairments; impairments of or valuation allowances against the company’s deferred tax assets; significant deviations from the company’s assumptions in its insurance policies and annuity contracts; accelerated amortization of deferred acquisition costs and present value of future profits; ability to increase premiums on in force and future long term care insurance products, including any current rate actions and any future rate actions; the failure of demand for life insurance, long term care insurance and fixed annuity products to increase; medical advances, such as genetic research and diagnostic imaging, and related legislation; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; political and economic instability or changes in government policies; fluctuations in foreign currency exchange rates and international securities markets; the significant portion of the company’s international mortgage insurance risk in force with high loan-to-value ratios; increases in U.S. mortgage insurance default rates; failure to meet, or have waived to the extent needed, the company’s U.S. mortgage insurance subsidiaries’ minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders and investors and changes to the role or structure of Fannie Mae and Freddie Mac; failure to meet the revised GSE eligibility standards; ability to realize the benefits of the company’s rescissions and curtailments; the extent to which loan modifications and other similar programs may provide benefits to the company; deterioration in economic conditions or a decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with the company’s U.S. mortgage lending customers; and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the risk that the anticipated benefits of the announced expense reduction are not realized and the Company may lose key personnel related to actions like this as well as general uncertainty in the timing of the company’s turnaround; adverse market or other conditions might further delay or impede the planned initial public offering (IPO) of the company’s mortgage insurance business in Australia (the IPO may not be completed due to, among other factors, lack of sufficient investor interest at a price level acceptable to the company or at all, and if the IPO is completed, the amount of the net proceeds to be received by the company’s Australian mortgage insurance business and the company depends on, among other things, the number of shares issued in the IPO, the final offering price, the number of ordinary shares designated as over-allocation shares and reacquired by the company as a result of market stabilization activities (if any), and the amount of commissions and expenses of the IPO);

the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Amy Corbin, 804 662.2685

amy.corbin@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2014	2013
Revenues:
Premiums	$1,307	$1,261
Net investment income	805	814
Net investment gains (losses)	(17)	(61)
Insurance and investment product fees and other	227	289

Total revenues	2,322	2,303

Benefits and expenses:
Benefits and other changes in policy reserves	1,194	1,201
Interest credited	183	184
Acquisition and operating expenses, net of deferrals	378	433
Amortization of deferred acquisition costs and intangibles	134	122
Interest expense	127	126

Total benefits and expenses	2,016	2,066

Income from continuing operations before income taxes	306	237
Provision for income taxes	87	76

Income from continuing operations	219	161
Loss from discontinued operations, net of taxes	—	(20)

Net income	219	141
Less: net income attributable to noncontrolling interests	35	38

Net income available to Genworth Financial, Inc.’s common stockholders	$184	$103

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.37	$0.25

Diluted	$0.37	$0.25

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.37	$0.21

Diluted	$0.37	$0.21

Weighted-average shares outstanding:
Basic	495.8	492.5

Diluted	502.7	496.8

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,		Three months ended December 31,
	2014	2013	2013
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Life Insurance	$21	$36	$56
Long Term Care	46	20	42
Fixed Annuities	27	29	21

Total U.S. Life Insurance segment	94	85	119

Total U.S. Life Insurance Division	94	85	119

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	41	42	44
Australia	62	46	66
Other Countries	(4)	(7)	(9)

Total International Mortgage Insurance segment	99	81	101
U.S. Mortgage Insurance segment	33	21	6

Total Global Mortgage Insurance Division	132	102	107

Corporate and Other Division
International Protection segment	7	6	13
Runoff segment	12	16	19
Corporate and Other	(51)	(58)	(65)

Total Corporate and Other Division	(32)	(36)	(33)

Net operating income	194	151	193
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(10)	(28)	15
Loss from discontinued operations, net of taxes	—	(20)	—

Net income available to Genworth Financial, Inc.’s common stockholders	184	103	208
Add: net income attributable to noncontrolling interests	35	38	37

Net income	$219	$141	$245

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.37	$0.21	$0.42

Diluted	$0.37	$0.21	$0.41

Net operating income per common share:
Basic	$0.39	$0.31	$0.39

Diluted	$0.39	$0.30	$0.38

Weighted-average shares outstanding:
Basic	495.8	492.5	494.7

Diluted	502.7	496.8	501.2

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2014	December 31, 2013
Assets
Cash, cash equivalents and invested assets	$75,537	$73,505
Deferred acquisition costs	5,177	5,278
Intangible assets	327	399
Goodwill	866	867
Reinsurance recoverable	17,234	17,219
Other assets	691	639
Separate account assets	9,933	10,138

Total assets	$109,765	$108,045

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$34,076	$33,705
Policyholder account balances	25,881	25,528
Liability for policy and contract claims	7,156	7,204
Unearned premiums	4,075	4,107
Deferred tax and other liabilities	4,491	4,302
Borrowings related to securitization entities	239	242
Non-recourse funding obligations	2,030	2,038
Long-term borrowings	5,150	5,161
Separate account liabilities	9,933	10,138

Total liabilities	93,031	92,425

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,124	12,127

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,606	914
Net unrealized gains (losses) on other-than-temporarily impaired securities	18	12

Net unrealized investment gains (losses)	1,624	926

Derivatives qualifying as hedges	1,538	1,319
Foreign currency translation and other adjustments	321	297

Total accumulated other comprehensive income (loss)	3,483	2,542
Retained earnings	2,607	2,423
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,515	14,393
Noncontrolling interests	1,219	1,227

Total stockholders’ equity	16,734	15,620

Total liabilities and stockholders’ equity	$109,765	$108,045

Impact of Foreign Exchange on Operating Results8

Three months ended March 31, 2014

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[9]
Canada Mortgage Insurance (MI):
Flow new insurance written	(12)%	(3)%
Flow new insurance written (1Q14 vs. 4Q13)	(42)%	(40)%

Australia MI:
Flow new insurance written	(1)%	15%
Flow new insurance written (1Q14 vs. 4Q13)	(13)%	(9)%

[8]	All percentages are comparing the first quarter of 2014 to the first quarter of 2013 unless otherwise stated.
[9]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Net Investment Gains (Losses)

(Amounts in millions)

	Three months ended March 31,		Three months ended December 31,
	2014	2013	2013
Net investment gains (losses), gross	$(17)	$(61)	$26
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	1	19	—
Net investment gains (losses) attributable to noncontrolling interests	1	(2)	(2)
Taxes	5	16	(9)

Net investment gains (losses), net of taxes and other adjustments	$(10)	$(28)	$15

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	For the three months ended March 31, 2014
Reported Total Invested Assets and Cash	$74.8
Subtract:
Securities lending	0.3
Unrealized gains (losses)	4.3
Derivative counterparty collateral	0.4

Adjusted end of period invested assets and cash	$69.8

Average Invested Assets Used in Reported Yield Calculation	$69.7
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	0.2

Average Invested Assets Used in Core Yield Calculation	$69.5

(Income - amounts in millions)
Reported Net Investment Income	$805
Subtract:
Bond calls and commercial mortgage loan prepayments	10
Reinsurance[11]	22
Other non-core items[12]	5
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	3

Core Net Investment Income	$765

Reported Yield	4.62%

Core Yield	4.40%

[10]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[11]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[12]	Includes cost basis adjustments on structured securities, preferred stock income and various other immaterial items.